News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS, INC. ELECTS MICHAEL DOSS TO ITS BOARD OF DIRECTORS

Tampa, FL – Feb. 26, 2026. Crown Holdings, Inc. (NYSE: CCK) announced today that packaging industry executive Michael P. Doss has been elected to its Board of Directors, effective March 3, 2026. The Board now has ten members.

Mr. Doss most recently served as President, Chief Executive Officer and Director of Graphic Packaging Corporation, a leading NYSE-listed global manufacturer of packaging for consumer products from 2016 to 2025. Prior to that role, Mr. Doss held several commercial, operational and general management positions of increasing responsibility with Graphic Packaging over the previous 25 years. Mr. Doss has served as a Director of Regal Rexnord Corporation (NYSE: RRX), a leading global manufacturer of electric motors and power generation and transmission systems, since 2023. He earned both a Bachelor of Science in Industrial Marketing and a Master of Business Administration in Finance from Western Michigan University.

Timothy J. Donahue, Chairman of the Board and Chief Executive Officer, commented, “Mike brings to the Board substantial senior executive leadership and management experience in the packaging industry, as well as comprehensive knowledge of manufacturing, commercial activities, international business and public company governance. We are very excited about the meaningful contributions that Mike will make to Crown’s Board.”

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

For more information, contact:
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720